Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSTULTANTS

As independent petroleum engineering consultants, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our report, dated December 12, 2025, for WhiteHawk Income Corporation (the “Company”) included in or made part of this Registration Statement on Form S-1 MEF of the Company, including any amendments thereto (the “Registration Statement”). We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts.”

Schaper Energy Consulting, LLC
Texas Registered Engineering Firm

/s/ Schaper Energy Consulting, LLC

Houston, Texas

June 8, 2026